UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 13, 2014

KOSMOS ENERGY LTD.
(Exact Name of Registrant as Specified in its Charter)
Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Clarendon House 2 Church Street Hamilton, Bermuda		HM 11 (Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: +1 441 295 5950

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2014, Kosmos Energy Ltd. (the “Company”) issued a press release (the “Press Release”) announcing the following appointments and resignations:

•	Andrew G. Inglis has been appointed Chairman of the Board of Directors (the “Board”) of the Company and Chief Executive Officer, effective as of March 1, 2014.

•
Brian F. Maxted, the Company’s current Chief Executive Officer and a founding partner of Kosmos, has been appointed Chief Exploration Officer, effective as of March 1, 2014. Mr. Maxted will continue to serve on the Board and, through February 28, 2014, as Chief Executive Officer.

•
The previously announced resignation of John Kemp III, the Company’s current Chairman of the Board, from the Board will be effective as of February 28, 2014, and Mr. Kemp will also cease serving as a consultant to the Company as of that date.

A copy of the Press Release is attached hereto as Exhibit 99.1.

Mr. Inglis, who is 54, joins the Company from Petrofac Ltd, a leading provider of oilfield services to the international oil and gas industry, principally engaged in the design of oil and gas infrastructure, the operation, maintenance and management of oil and gas assets and the training of personnel on a worldwide basis. At Petrofac, Mr. Inglis held the position of Chief Executive, Integrated Energy Services. Prior to joining Petrofac in January 2011, Mr. Inglis served BP for 30 years in a number of positions, including most recently as Executive Director on the BP board of directors from 2007 to 2010 and as Executive Vice President and Deputy Chief Executive of exploration and production from 2004 to 2007. Mr. Inglis received a master’s degree in Engineering from Pembroke College, Cambridge University. He is a Chartered Mechanical Engineer, a Fellow of the Institution of Mechanical Engineers, and a Fellow of the Royal Academy of Engineering. Mr. Inglis brings a wealth of industry experience and leadership to the Company.

There is no family relationship between Mr. Inglis and any other executive officer or director of the Company, and there is no arrangement or understanding with any other person under which he was appointed. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Inglis has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Inglis’s appointment, the Company’s subsidiary Kosmos Energy, LLC entered into an offer letter agreement with Mr. Inglis dated as of January 10, 2014 (the “Offer Letter”), which provides for the following:

•	an annual base salary of $900,000;

•
an annual bonus targeted at 100% of base salary and ranging from 0% to 200% of base salary, with the actual amount of any bonus payable determined in the discretion of the Board (or a committee thereof) based on the level of attainment of pre-established Company and individual performance metrics;

•	a sign-on bonus of $1,675,000;

•
two sign-on equity awards of restricted share units, one with a grant date value of $1,000,000 that will vest based on service, and the other with a grant date value of $2,500,000 that will vest based on the level of attainment of a specified relative total shareholder return goal;

•
an annual long-term incentive equity award granted no later than June 30, 2014 with a grant date value of $2,250,000, and eligibility to receive additional such awards for each year after 2014, with the expectation that any such post-2014 award will have a grant date value equal to 2.5 times base salary, but with the actual grant date value of any such post-2014 award determined in the discretion of the Board (or a committee thereof);

•
the sign-on and annual long-term incentive equity awards will be granted under the Company’s Long Term Incentive Plan and individual award agreements that will contain the vesting, forfeiture and other terms that are set forth in the Company’s currently publicly filed award agreements;

•
in connection with his relocation from the United Kingdom to the Dallas/Fort Worth area, the Company will pay or reimburse him for reasonable and customary relocation costs and will provide him with $150,000 to cover specified relocation costs, and will also provide employment assistance for his spouse;

•	the Company will reimburse 50% of the reasonable legal fees incurred by him in connection with the Offer Letter, but capped at $15,000;

•
on termination of his employment by the Company without “cause” or by him for “good reason” (as such terms are defined in the Offer Letter), subject to his execution of a release of claims, he is entitled to severance in an amount equal to two times the sum of his base salary and target bonus (payable in monthly installments over 24 months), continued Company-paid medical and dental coverage for him and his dependents for 24 months, and accelerated vesting of his sign-on equity awards; and

•
on termination of his employment by the Company for cause or by him without good reason, in either case prior to February 1, 2015, he is required to reimburse the Company a prorated portion of the sign-on bonus and relocation payments.

Item 7.01	Regulation FD Disclosure.

On January 13, 2013, the Company issued the Press Release. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Form 8-K and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.  The following exhibit is furnished as part of this current report on Form 8-K:

99.1
Press Release dated January 13, 2014 announcing the appointment of Andrew G. Inglis as Chairman and Chief Executive Officer and Brian F. Maxted as Chief Exploration Officer and the resignation of John R. Kemp III from the Board and his consulting position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           January 13, 2014

KOSMOS ENERGY LTD.
By:	/s/ W. Greg Dunlevy
W. Greg Dunlevy
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1
Press Release dated January 13, 2014 announcing the appointment of Andrew G. Inglis as Chairman and Chief Executive Officer and Brian F. Maxted as Chief Exploration Officer and the resignation of John R. Kemp III from the Board and his consulting position.